UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2014

KITARA MEDIA CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51840	20-3881465
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

525 Washington Blvd
Suite 2620
Jersey City, New Jersey	07310
(Address of Principal Executive Offices)	(Zip Code)

(201) 539-2200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On April 25, 2014, Kitara Media Corp. (the “Company”) entered into a Securities Purchase Agreement (“Purchase Agreement”) providing for the sale on a private placement basis (the “Offering”) of shares of the Company’s common stock at $0.55 per share and the issuance of warrants to purchase 50% of the total number of shares purchased by the investors in the Offering. Pursuant to the Purchase Agreement, the Company sold a total of $7,000,000 of its shares of common stock (or an aggregate of 12,727,272 shares) in the Offering to several accredited investors (the “Investors”), including Ironbound Partners Fund, LLC (“Ironbound”), an affiliate of Jonathan J. Ledecky, the non-executive chairman of the Company’s board of directors, and Robert Regular, the Company’s chief executive officer. In connection with the sale of such shares of common stock, the Company also issued warrants to purchase an aggregate of 6,363,636 shares of the Company’s common stock.  The warrants are exercisable at a price of $0.825 per share and expire on April 30, 2019.

On April 25, 2014, the Company issued a press release announcing the signing of the Purchase Agreement. A copy of the press release is attached to this report as exhibit 99.1.

The Company consummated the sale of these securities on April 29, 2014 (the “Closing”).  The securities were sold only to accredited investors on a private placement basis under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 promulgated thereunder. The Company received proceeds from the Offering of approximately $6.6 million, including the cancellation of a $1 million promissory note held by Ironbound that was used to make its purchase in the Offering, net of approximately $400,000 of commissions and expenses.  The Company intends to use the proceeds from the sales for general working capital purposes.  Craig-Hallum Capital Group acted as the exclusive placement agent in connection with the sale of these securities.

In addition, pursuant to the Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors at the Closing. Pursuant to the Registration Rights Agreement, the Company has agreed to register the shares sold pursuant to the Purchase Agreement, including the shares underlying the warrants sold pursuant thereto, under the Act for resale by the Investors. The Company has committed to file the registration statement by May 29, 2014 and to cause the registration statement to become effective by July 28, 2014 (or, in the event of a “full review” by the Securities and Exchange Commission, August 27, 2014). However, if the Company is notified by the Securities and Exchange Commission that the registration statement will not be reviewed or is no longer subject to further review and comments, the Company will cause the registration statement to become effective on the fifth trading day following such notice. The Registration Rights Agreement provides for liquidated damages upon the occurrence of certain events, including failure by the Company to file the registration statement or cause it to become effective by the deadlines set forth above. The amount of the liquidated damages is 1.0% of the aggregate subscription amount paid by an Investor for the shares affected by the event that are still held by the Investor upon the occurrence of the event, and monthly thereafter, up to a maximum of 10.0%.

At the Closing, each of Jonathan J. Ledecky, Robert Regular and Joshua Silberstein, the Company’s president, entered into a lock-up agreement (a “Lock-Up Agreement”) with the Company, pursuant to which each such person agreed not to sell or otherwise dispose of, or enter into any arrangement that transfers the economic consequences of ownership of, any shares of Company common stock during the period commencing on the date of the Closing and ending on January 29, 2015, subject to certain exceptions.

The foregoing summaries of the Purchase Agreement, Warrants, Registration Rights Agreement and Lock-Up Agreements are qualified in their entirety by reference to the full text of the agreements, which are attached as Exhibits 10.1 through 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02   Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 3.02 of this Current Report on Form 8-K to the extent required.

Item 9.01   Financial Statements, Pro Forma Financial Information and Exhibits.

(d)      Exhibits:

Exhibit	Description

10.1	Securities Purchase Agreement

10.2	Form of Warrant

10.3	Registration Rights Agreement

10.4	Form of Lockup Agreement

99.1	Press release dated April 25, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2014	KITARA MEDIA CORP.

	By:	/s/ Robert Regular
Robert Regular
Chief Executive Officer